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AGGRESSIVE GROWTH PORTFOLIO

AGREEMENT AND DECLARATION OF UNITHOLDERS


This AGREEMENT AND DECLARATION OF UNITHOLDERS is made at
Minneapolis, Minnesota, as of this 19th day of August, 1996 by the holders of beneficial interest of Aggressive Growth Portfolio, a separate series of Growth Trust.

WHEREAS, the Declaration of Trust for Growth Trust provides for no restrictions on the transfer of units therein; and

WHEREAS, the holders of units in Aggressive Growth Portfolio desire to restrict the transfer of their units in Aggressive Growth Portfolio;

NOW, THEREFORE, the undersigned hereby declare that they will not transfer any units in Aggressive Growth Portfolio held by them without the prior written consent of the other unitholders holding at least two thirds of the Aggressive Growth Portfolio's units outstanding (excluding the units of the holder seeking to effect the transfer) and that any attempted transfer in violation of this agreement shall be null and void. This agreement shall not affect the rights of any unitholder to redeem units in Aggressive Growth Portfolio as provided for in the Declaration of Trust. The undersigned also acknowledge that the remedy of damages for the violation of this agreement would be inadequate and therefore further agree that this agreement shall be enforceable solely by the remedy of specific performance.


IDS GROWTH FUND, INC.
IDS Research Opportunities Fund


/s/ Leslie L. Ogg
    Leslie L. Ogg
    Vice President and General Counsel

STRATEGIST GROWTH FUND, INC.
Strategist Special Growth Fund


/s/ James A. Mitchell
    James A. Mitchell
    President